UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 9, 2011

REVETT MINERALS INC.
(Exact name of small business issuer in its charter)

Canada	91-1965912
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11115 East Montgomery, Suite G
Spokane Valley, Washington 99206
(Address of principal executive offices)

Registrant’s telephone number: (509) 921-2294

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General instructions A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14 a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

On December 9, 2011, the registrant, its wholly-owned Revett Silver Company subsidiary and Revett Silver Company’s wholly-owned Troy Mine Inc. and RC Resources, Inc. subsidiaries (each a “Loan Party”) entered into a credit agreement and related agreements with Société Générale, in its capacity as administrative agent and letter of credit issuer, pursuant to which Société Générale and any other financial institutions who become parties to the Credit Facility (collectively, the "Revolving Credit Lenders") have provided a US$ 20 million three-year secured revolving term credit facility, increasing to $30 million under specified circumstances (the “Credit Facility”). Revett Silver Company is the designated borrower under the facility. The payment and performance of Revett Silver Company’s obligations under the Credit Facility are guaranteed by the registrant, Troy Mine Inc. and RC Resources, Inc.

The Credit Facility matures and all indebtedness thereunder is due and payable on December 31, 2014. The registrant has the option to extend the term for an additional period of one year.

Draws under the facility may be in the form of revolving credit loans or letters of credit. Loans will be subject to interest at LIBOR plus 350 basis points. The facility is secured as to repayment by first priority liens and security interests in the real and personal properties and assets of Troy Mine Inc., including a mortgage covering the core mining claims comprising the Troy Mine, by Revett Silver Company’s pledge of all of the issued and outstanding common stock of Troy Mine Inc. and RC Resources, Inc., and by the registrant’s pledge of all of the issued and outstanding common stock of Revett Silver Company.

The Revolving Credit Lenders are each paid a stand-by fee at a per annum rate equal to 0.90% of the unutilized portion of the Credit Facility, which is paid quarterly.

The Credit Facility contains covenants that include certain limits on, among other things, the ability of a Loan Party to create indebtedness, create liens, enter into related party transactions, dispose of assets, amend or alter their corporate status or merge, consolidate, make acquisitions, amend or terminate material contracts, make distributions or investments, issue equity or materially change their business.

Events of default under the Credit Facility include, among other things: the failure to pay principal, interest or other amounts that are payable under the facility, when the same become due; the breach by a Loan Party of any of several specific covenants; the breach by any Loan Party of any other term, covenant or agreement that is not cured within 30 days after written notice of the breach has been given to it; a default by a Loan Party with respect to other specified indebtedness; a breach by a Loan Party of any material contract to which it is a party; the abandonment of the Troy Mine; changes in control; and various events relating to the bankruptcy or insolvency or winding-up, liquidation or dissolution or cessation of business of a Loan Party.

No portion of the Credit Facility has been drawn as of the date of this report. The Credit Facility may be used in the future to fund general corporate purposes, including I Bed development at the Troy Mine, phase I development at the Rock Creek project, and eligible acquisitions. Letters of credit issued under the facility may also be used to satisfy reclamation bonding requirements at the Troy Mine and the Rock Creek project.

Item 9.01    Financial Statements and Exhibits.

(d)              Exhibits.

Exhibit
No.	Description

16.2	Registrant’s press release dated December 12, 2011

16.3

Credit Agreement dated December 8, 2011 by and among the registrant, Revett Silver Company, Troy Mine Inc., RC Resources, Inc. and Société Générale, in its capacity as administrative agent and letter of credit issuer

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REVETT MINERALS, INC

Date: December 12, 2011	By: /s/ Ken Eickerman
Ken Eickerm
Chief Financial Officer